CLUB MEMBER APPLICATION AND AGREEMENT

THIS CLUB MEMBER APPLICATION AND AGREEMENT (this “Agreement”) is a legal agreement between the undersigned (the “Club Member”) and The Green PolkaDot Box LLC, a Utah limited liability company (the “Company”), effective as of the date that the Company executes and confirms its acceptance of this Agreement after the submission of this Agreement by the Club Member to the Company and the payment by the Club Member of the “Membership Fee,” as defined below.  Capitalized terms not otherwise defined in this Agreement shall have the meaning assigned to them in Section 1, “Definitions,” below.

Consent to Agreement

The Electronic Signatures in Global and National Commerce Act (15 U.S.C. § 7001, et seq.) requires that you consent to entering into an electronic agreement with The Green PolkaDot Box before you can enter into this Agreement online.

Evidence of the Agreement between you and the Company will be recorded electronically.

To enter into the Agreement, you must acknowledge, electronically, that you agree to the terms and conditions of the Agreement.

Your consent pertains to and will apply to all transactions between you and the Company.  You may withdraw your consent at any time.  However, should you do so, the Agreement will be terminated immediately and automatically.

To withdraw your consent or update any personal information, you may do so online at http://www.GreenPolkaDotBox.com through your “My Account” link after you log in to the Company’s Website or by sending written notice to The Green PolkaDot Box LLC, Member Care Department, P.O. Box 675, American Fork, Utah 84003.

You will have the ability to read, download, print, and retain this Agreement during the enrollment process. The most current versions of these documents are also posted in the “My Account” section of our Website for viewing, printing, and downloading.

When you electronically sign the Agreement, you agree that the Company may amend the Agreement at its sole discretion at any time.

Please indicate your consent to entering into an electronic version of this Agreement with the Company by clicking on the “I Agree” button on the Web page next to the link to this Agreement.

By providing your consent, you also confirm that you are able to access all the terms of the Agreement electronically.

1.           Definitions.  Following are certain defined terms used in the Agreement.  Additional defined terms may be found elsewhere in the Agreement.

           1.1           “Account” means the record maintained by the Company for each Member that details the activity of a Member with respect to purchases, referrals, and such other information that the Company from time to time elects to include.

           1.2           “Active” means the status of a Member who has paid the Membership Fee for an annual Membership during the applicable Membership Term.  Active status may be terminated by the Company for any Member who violates the terms and conditions of the Agreement.  An “Active Member” is a Member who is registered, is in good standing, and is compliant with the terms and conditions of this Agreement.

           1.3           “Agreement” means the Club Member Application and Agreement entered into between the Company and each Club Member in its current form or as amended from time to time by the Company in its sole discretion.

           1.4           “Applicant” means a Qualifying Person residing in the United States of America or Puerto Rico who desires to become a Member.

           1.5           “Cancellation” means the termination of a Member’s Green PolkaDot Box Membership.  Cancellation may be initiated either (i) voluntarily by a Member by sending the Company a Notice of Cancellation, or (ii) involuntarily at the Company’s initiation for failure of a Member to comply with the terms and conditions of the Agreement.

           1.6           “Club Member” means a Qualifying Person who purchases a Club Membership.

           1.7           “Club Membership” means a Membership type that permits unlimited shopping privileges on the Website, subscription privileges to view proprietary information on the Website, and the right to receive proprietary product and service offerings and promotions from the Company.

           1.8           “Company” means The Green PolkaDot Box LLC, a Utah limited liability company.

           1.9             “Date of Cancellation” means the date on which a Membership is cancelled by the Company or terminated by a Member and will be not less than 30 days after the transmission of the Notice of Cancellation by the Company or the Member, as the case may be.

           1.10           “Green PolkaDot Box” means the trade name of the Company and the Company’s URL for its Website at www.GreenPolkaDotBox.com.

           1.11           “Immediate Family Members” means the spouse or legal domestic partner, parent, and natural born or adopted children of a Member who are living in the same residence unless not living in the same residence while enrolled in a prep school, college, or university or while on active duty in military service.

           1.12           “Member” means a Qualifying Person with Active status with the Company.

           1.13           “Member Identification” is the full first and last name of a Member together with his or her unique, designated e-mail address, which will serve as the e-mail address of record for purposes of Member Identification.

           1.14           “Member Number” refers to the unique number assigned by the Company to each Member when they pre-register or register as a Member.

           1.15           “Member Price” is the listed price of products and services posted for sale in the “Shop” section on the Website.

           1.16           “Membership” means a Member’s status with the Company as an Active Member.

           1.17           “Membership Commencement Date” is the date the Company executes and confirms its acceptance of this Agreement after a Member completes Registration or Renewal after making full payment for the Membership Fee.

           1.18           “Membership Fee” means the amount paid by a Club Member on Registration and Renewal for an annual Membership.  The Membership Fee is $50.00 for a Club Member, subject to increase at the discretion of the Company for subsequent annual Membership Terms.  A Club Member may upgrade to a Reward Member upon Registration for a Reward Membership, entering into the Reward Member Application and Agreement on the Website, payment of the Membership Fee for a Reward Member (or the difference in the Membership Fee if the upgrade is during an annual Membership Term). The Membership Fee is $125.00 for a Reward Member, subject to increase at the discretion of the Company for subsequent annual Membership Terms.

           1.19           “Membership Term” means the one-year period commencing on the Membership Commencement Date (or each anniversary thereof upon Renewal of a Membership) and ending the day before the next anniversary of the Membership Commencement Date.

           1.20           “Notice of Cancellation” means the communication by (i) the Company to a Member advising the Member of the Cancellation of the Member’s Membership, or (ii) a Member to the Company advising the Company of the Member’s desire to cancel a Membership.  The Notice of Cancellation from the Member must be delivered to the Company at The Green PolkaDot Box LLC, Member Care Department, P.O. Box 675, American Fork, Utah 84003 or online at the Company’s Website.  The Notice of Cancellation from the Company must be delivered to the Member at the Member’s designated e-mail address in the Member Identification.

           1.21           “Official Materials” means literature, audio/visual, and other materials developed, printed, published, and distributed by the Company to Members.

           1.22           “Policies and Procedures” means the terms of the Agreement to which a Member must agree to adhere and comply with as part of the Registration. The Company may amend the Agreement from time to time at its sole discretion.

           1.23           “Qualifying Person” refers to a person 18 years or older who pays the appropriate Membership Fee and otherwise qualifies to be a Member.  Only one Qualifying Person is permitted to become a Member among Immediate Family Members or for each physical address provided to the Company unless approved by the Company.  A Membership may be used only by the Member and the Member’s Immediate Family Members.

           1.24            “Registration” indicates the application process whereby an Applicant enters into the Agreement, purchases a Membership, is accepted by the Company, and becomes a Member.

           1.25           “Renewal” means the annual update of a Membership and payment of the Membership Fee by an Active Member, which is processed automatically by the Company unless it has received a Notice of Cancellation from a Member 30 days prior to the end of the annual Membership Term.  The Renewal will be automatic and the Membership Fee charged to the Member’s authorized credit card on each anniversary of the Membership Commencement Date, subject to the Member’s right to cancel by transmitting a Notice of Cancellation to the Company.

           1.26           “Social Security Number” means the valid Social Security Number issued by the United states of America that is not the same as the valid Social Security Number of another Member or an Immediate Family Member and not the same as the valid Social Security Number attached to any other Member.

           1.27           “Website” means the Company’s www.GreenPolkaDotBox.com URL.

2.           Club Member Agreement Terms and Conditions.

2.2	Membership Fee. The Club Member hereby agrees to pay the $50.00 Membership Fee to purchase a one-year Club Membership beginning on the Membership Commencement Date. Payment of the Membership Fee entitles the Club Member to shopping privileges and access to information on the Website. The Club Member also agrees to pay the Membership Fee on Renewal, subject to the Member’s right to cancel by transmitting a Notice of Cancellation to the Company. The Club Member hereby agrees to have the Membership Fee charged to the Member’s authorized credit card.

2.3	No Assignment Permitted. The Club Member agrees and acknowledges that the Club Membership is not useable by, assignable to, or transferable to a third party without the express written permission of the Chief Executive Officer of the Company, at the Company’s sole discretion.

2.4	Maintenance of Active Status with the Company. The Club Member acknowledges that the Club Member must be in good standing (not in violation of the Agreement) as an Active Member in order to shop and have access to information on the Website.

2.5	Amendment of Policies and Procedures. The Club Member agrees that the Company may amend the Policies and Procedures at its sole discretion by amendment of the Agreement and that the Club Member’s continuation of Membership after any such amendment will constitute the Club Member’s acceptance of any and all amendments.

2.6	Adherence to Policies and Procedures. The Club Member agrees to abide by the terms and conditions of the Agreement, as amended from time to time, as a condition of the Club Member’s continuing Membership rights and privileges. If the Club Member violates the terms and conditions of the Agreement, the Club Member agrees that the Company at its sole discretion may revoke and terminate the Club Membership.

2.7	Cancellation of Club Membership by the Club Member. The Company agrees that the Club Member may cancel the Club Membership at any time, upon 30 days advance written notice using the Notice of Cancellation form on the Website. The Date of Cancellation is 30 days after the receipt of written Notice of Cancellation. The Club Member agrees that upon the Date of Cancellation the Club Membership will be terminated and that all benefits received and/or promised in accordance with this Agreement will be terminated. No portion of the Membership Fee will be refundable in the event of Cancellation of the Membership.

2.8	Cancellation of Membership by the Company. The Club Member agrees that if the Company revokes and terminates the Club Membership, the Club Member waives all rights to Club Membership and will forfeit all of the rights set forth in this Agreement.

2.9	Termination of Business by the Company. The Club Member agrees that if the Company (i) ceases business operations and terminates distribution and sale of its products and services, (ii) files for protection under the Federal bankruptcy laws, or (iii) initiates voluntary dissolution procedures as a business entity, then the Membership will be canceled on the Date of Cancellation set forth in the Company’s Notice of Cancellation to the Club Member. The Club Member agrees that upon the Date of Cancellation the Club Membership will be terminated and that all benefits received and/or promised in accordance with this Agreement will be terminated.

3.           Miscellaneous Policies and Procedures.

           3.1           Amendments to the Agreement.  The Company reserves the right to amend the Agreement in its sole and absolute discretion. By signing the Agreement and by continuing to exercise the privileges of a Member, a Member agrees to abide by all amendments or modifications that the Company elects to make. Amendments shall be effective upon 30 days’ notice to all Members that the Agreement has been modified.  Notification of amendments shall be published on the Website. The Company will provide or make available to all Members a complete copy of the amended provisions by (i) posting them on the Website, or by (ii) e-mail to the designated address in the Member Identification.  Any Member’s decision to continue to use the Website constitutes acceptance of any and all amendments to the Agreement.

           3.2           Failures in Performance or Delays. The Company shall not be responsible for delays or failures in performance of its obligations when performance is made commercially impracticable due to circumstances beyond its reasonable control. This includes, without limitation, strikes, labor difficulties, riot, war, fire, death, curtailment of a party’s source of supply, power failures, or government decrees or orders.

           3.3           Terms are Severable.  If any provision of the Agreement, in its current form or as it may be amended, is found to be invalid or unenforceable for any reason, only the invalid portion(s) of the provision shall be severed and the remaining terms and provisions shall remain in full force and effect and shall be construed as if such invalid, or unenforceable provision never comprised a part of the Agreement.

           3.4           Waiver. No failure of the Company to exercise any right or power under the Agreement or to insist upon strict compliance by a Member with any obligation or provision of the Agreement, and no custom or practice of the parties at variance with the terms of the Agreement, shall constitute a waiver of the Company’s right to demand exact compliance with the Agreement. Waiver by the Company can be affected only in writing by an authorized officer of the Company. the Company’s waiver of any particular breach by a Member shall not affect or impair the Company’s rights with respect to any subsequent breach, nor shall it affect in any way the rights or obligations of any other Member. Nor shall any delay or omission by the Company to exercise any right arising from a breach affect or impair the Company’s rights as to that or any subsequent breach. The existence of any claim or cause of action of a Member against the Company shall not constitute a defense to the Company’s enforcement of any term or provision of the Agreement.

           3.5           Requirements to Become a Member.  To become a Member or be a Qualifying Person, each applicant must be of the age of majority in his or her state of residence, reside in the United States or Puerto Rico, have a valid Social Security number, and pay the appropriate Membership Fee. The Company reserves the right to reject any applications for a new Member or applications for Renewal.  To become a new Member an applicant must enroll online on the Website.

           3.6           Renewal of Membership.  The Membership Term is one year from the Membership Commencement Date. Members may renew their Membership each year by paying the applicable annual Membership Fee on or before the anniversary of their Membership Commencement Date. If the Renewal Membership Fee is not paid on or before the Renewal deadline, the Membership will be subject to Cancellation by the Company.  Membership Renewal shall be automatic, subject to the Member’s Cancellation right, by charging the Membership Fee to the Member’s authorized credit card on each anniversary of the Membership Commencement Date.

           3.7           False Enrollment.  False Enrollment is strictly and absolutely prohibited and is grounds for Cancellation of Membership by the Company. “False Enrollment” includes: (a) the enrollment of individuals or entities without the knowledge of and/or execution of an Agreement by such individuals or entities, (b) the fraudulent enrollment of an individual or entity as a Member, and (c) the enrollment or attempted enrollment of non-existent individuals (“phantoms”) or entities as Members.

           3.8           Changes in Member Information.  Members may make changes to the Membership information, such as the Member Identification, contained in his or her account by modifying “My Account” on the Website. Making changes does not cancel or modify the status of the Member or amend the Agreement.

           3.9           Errors or Questions.  If a Member has questions about or believes any errors have been made regarding Membership rights or status, or charges, the Member must notify the Company in writing within 60 days of the date of the purported error or incident in question. The Company will not be responsible for any errors, omissions or problems not reported to the Company within 60 days.

           3.10           Tax Payer Identification.  All Members are required to provide their Social Security number to the Company on Registration.

           3.11           Minors.  A person who is recognized as a minor in his/her state of residence may not be a Member. Members shall not enroll or refer minors for Membership.

           3.12           Maintenance of Current Member Information.  To ensure timely delivery of products, it is critically important that Member records, including phone numbers, e-mail and shipping addresses, are kept current. Members planning to move, change credit card or banking information are responsible to update their personal information via the “My Account” function of the Website on a timely basis. To guarantee proper delivery, two weeks advance notice must be provided to the Company on all changes to Member Information.

           3.13           No Member Purchase Requirements.  There are no purchase requirements for Members to maintain their status as Active Members.

           3.14           Minimum Order. The Company maintains a minimum order requirement of $33.00 before tax and applicable shipping charges.

           3.15           Loss of Active Status.  A Member who is no longer an Active Member because of failure to pay the annual Membership Fee or failure to observe the terms and conditions of the Agreement loses all Membership rights and privileges.

           3.16           No Refund of Membership Fees.  Membership Fees are considered fully earned by the Company when paid and are not subject to any refund upon Cancellation of Membership or the loss of Active status.

           3.17           Member Reports in “My Account.”  The Company will endeavor to insure that all information provided by the Company in any report will be accurate and reliable. Nevertheless, due to various factors including the inherent possibility of human and mechanical error; the accuracy, completeness, and timeliness of orders; denial of credit card and electronic check payments; cancelled Memberships; returned products; credit card and electronic check charge-backs; the information is not guaranteed by the Company or any persons creating or transmitting the information.  Access to and use of the Company’s online reporting services and your reliance upon such information is at your own risk. All such information is provided to you “as is.” If you are dissatisfied with the accuracy or quality of the information, your sole and exclusive remedy is to discontinue use of and access to the Company’s online reporting services and your reliance upon the information.

           3.18           Shipping and Return Policy. The Company evaluates and deals with Member complaints and requests for product returns on a case-by-case basis.  As a general policy the Company is committed to provide such a high level of service that Member complaints are not necessary.  In the rare case when a Member is dissatisfied The Green PolkaDot Box for any reason, the Company will do everything reasonably possible to satisfy and retain the trust of that Member.  Members are encouraged to immediately contact the Member Care department via the Website to discuss any problems that may arise.  The Company may, in its sole discretion, choose to terminate a Member’s Membership immediately, if sufficient evidence exists to prove that a Member is engaged in deceptive or abusive complaint practices.

4.           Disclaimer and Hold Harmless.

           4.1           Disclaimer Regarding Product Claims. The Company strives to keep its Members informed concerning product claims and makes every effort to be as accurate as possible; however, the Company shall not be responsible for the claims of manufacturers or suppliers of products offered for sale by the Company.  Members agree that the manufacturers or suppliers of products offered by the Company shall be solely responsible for any health or nutrition problems a Member experiences with any product purchased from the Company or any damages caused by using products offered on the Company’s Website.  The Member agrees that it is the Member’s responsibility to always read the label and/or contact the manufacturer or supplier of product if the Member has any questions regarding the suitability of each product for the Member.  The Member agrees that it is the Member’s responsibility to consult the Member’s healthcare practitioner for any specific health and nutrition concerns.  The Member agrees that the Company is not responsible or liable for compliance by the manufacturer or supplier of products on the Company’s Website with food labeling laws.  All material on the Company’s Website is provided for the Member’s information only and may not be construed as medical/health advice, diagnosis, treatment, or instruction. No action or inaction should be taken based solely on the contents of this information; instead, Members should consult appropriate healthcare professionals on any matter relating to their health and wellbeing. THE COMPANY DISCLAIMS ALL WARRANTIES, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR PARTICULAR PURPOSE WITH RESPECT TO THE PRODUCTS OFFERED FOR SALE ON THE COMPANY’S WEB SITE.

           4.2           Hold Harmless.  The Member agrees to hold the Company harmless from any and all claims, demands, rights, lawsuits, causes of action, obligations, controversies, debts, costs, expenses (including but not limited to attorneys' fees), damages, judgments, losses and liabilities of whatever kind or nature, fixed or contingent, in law, equity or otherwise, whether known or unknown, whether or not apparent or concealed arising out product liability claims for products offered for sale on the Company’s Website that are manufactured or supplied by others. In no event shall the Company or its owners, affiliates, employees, contractors, officers, or agents be liable for any damages (including, without limitation, incidental and consequential damages, personal injury/wrongful death, lost profits, or damages resulting from the use of products offered on the Company’s Website that are manufactured or supplied by others, whether based on warranty, contract, tort, or any other legal theory.

5.           Dispute Resolution and Disciplinary Proceedings.

           5.1           Disciplinary Sanctions.  Violation of the Agreement or any illegal, fraudulent, deceptive or unethical business conduct by a Member may result, at the Company’s discretion, in one or more of the following corrective measures:

(i)	Issuance of a written warning or admonition,

(ii)	Requiring the Member to take immediate corrective measures,

(iii)	Imposition of a fine,

(iv)	Involuntary termination of the offender’s Membership,

(v)
Imposition of any other measure expressly allowed within any provision of the Agreement or which the Company deems practicable to implement and appropriate to equitably resolve injuries caused partially or exclusively by the Member’s policy violation or contractual breach, and/or

(vi)	Institute legal proceedings for monetary damages and/or equitable relief in situations deemed appropriate by the Company.

           5.2           Arbitration.  Any controversy or claim arising out of or relating to the Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Members waive all rights to trial by jury or to any court. All arbitration proceedings shall beheld in Utah County or Salt Lake County, Utah (at the election of the Company), unless the laws of the state in which a Member resides expressly require venue to be in the state of the Member’s residence, in which case the arbitration shall be held in the capital of that state. All parties shall be entitled to all discovery rights pursuant to the Federal Rules of Civil Procedure. There shall be three arbitrators, at least one who is an attorney at law, who shall have expertise in business law transactions with a strong preference for an attorney knowledgeable in the direct selling industry, selected from the panel, which the American Arbitration Panel provides. Each party to the arbitration shall be responsible for its own costs and expenses of arbitration, including legal and filing fees. The decision of the arbitrator shall be final and binding on the parties and may, if necessary, be reduced to a judgment in any court of competent jurisdiction. This agreement to arbitrate shall survive any termination or expiration of the Agreement. Nothing in the Agreement shall prevent the Company from applying to and obtaining from any court having jurisdiction a writ of attachment, a temporary injunction, preliminary injunction, permanent injunction or other relief available to safeguard and protect the Company’s interest prior to, during or following the filing of any arbitration or other proceeding or pending the rendition of a decision or award in connection with any arbitration or other proceeding.

           5.3           Governing Law, Jurisdiction and Venue.  Jurisdiction and venue of any matter not subject to arbitration shall reside in Utah County, State of Utah unless the laws of the state in which a Member resides expressly require venue to be laid in the state of the Member’s residence, in which case venue will be in the county of that state’s capital. The Federal Arbitration Act shall govern all matters relating to arbitration. The law of the State of Utah shall govern all other matters relating to or arising from the Agreement unless the laws of the state in which a Member resides expressly require the application of its laws.

           5.4           Louisiana Residents.  Notwithstanding the foregoing, Louisiana residents may bring an action against the Company with jurisdiction and venue as provided by Louisiana law.

6.           Ordering, Shipping, and Payment.

           6.1           General Order Policies. The Company maintains a minimum order requirement of $35.00 before tax and applicable shipping charges.

           6.2           Shipping Policy.  The Company will normally initiate shipment of products via FedEx Ground within 24 hours or less from the date on which it receives an order, except when orders are received on Federal or Utah state holidays or on weekends.

           6.3           Inspection and Confirmation of Order.  A Member and/or recipient of an order must confirm that the product received matches the product listed on the shipping invoice and is free of damage. Failure to notify the Company of any shipping discrepancy or damage within seven calendar days of receipt of shipment will cancel a Member’s right to request a correction.

           6.4           Insufficient Funds.  All credit card payments that charged back or denied by a Member’s bank for insufficient funds will be re-submitted for payment. A $25.00 Insufficient Funds Fee will be charged to the account of the Member. Any outstanding balance owed to the Company by a Member for insufficient funds will be deducted or withheld from the Member’s Account. If the Company is unable to recover insufficient funds by credit card payment, the Member Care department will notify the Member of the deficiency.  The Member will have five business days to correct the deficiency and make restitution.  If the Member fails to make restitution within five business days the Member’s Membership will be automatically terminated.

           6.5           Restrictions on Third Party Use of Credit Cards and Checking Account Access.  A Member shall not permit other Members to use his or her credit card, or permit EasyPay debits to his or her checking accounts, to enroll or to make purchases from the Company.

           6.6           Sales Tax Collection. The Company is required to charge sales taxes on all purchases made by Members from within the state of Utah and remit the taxes charged to the state.